EXHIBIT 10.13(d)
WELLTOWER INC. 2022 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT AGREEMENT (TIME-BASED)
GRANT NOTICE
1.Grant of Restricted Stock Units. Welltower Inc., a Delaware corporation (the “Corporation”), hereby grants (the “Grant”) to #ParticipantName# (the “Participant”) a total of #GrantCustom1# restricted stock units with respect to shares of the Corporation’s common stock, $1.00 par value per share (the “Restricted Stock Units”), as of #GrantDate# (the “Date of Grant”).
2.Vesting; When Restricted Stock Units Vest. The Restricted Stock Units (or “RSUs”) shall vest as follows:

DATE	NUMBER OF UNITS THAT BECOME VESTED
01/15/2025 (“Initial Vesting Date”)	#GrantCustom2# units
01/15/2026	#GrantCustom3# units
01/15/2027	#GrantCustom4# units
01/15/2028	#GrantCustom5# units
in annual installments on the subsequent anniversaries of such Initial Vesting Date, or at such earlier time pursuant to Section 5 of the Terms and Conditions (as defined below). With respect to RSUs described in (a) or (b) above, in the absence of any accelerated vesting under Section 5 of the Terms and Conditions, the following numbers of units shall vest on the following dates:
3.Incorporation by Reference. The Corporation and the Participant acknowledge and agree that this Grant Notice shall incorporate by reference all terms and conditions set forth in the following attached Restricted Stock Unit Terms and Conditions (the “Terms and Conditions”).
4.Acknowledgement and Agreement. The Participant shall acknowledge and agree to the terms and conditions of this Grant Notice and the Terms and Conditions by e-signature, email or other form of electronic confirmation. The Participant’s failure to complete such acknowledgement and agreement shall not affect the Date of Grant but may affect the Participant’s ability to receive shares of the Corporation’s common stock.
5.IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

PARTICIPANT                     WELLTOWER INC.
By: #Signature#                    By://Matthew G. McQueen
Name: #ParticipantName#                Name: Matthew G. McQueen
Title: EVP, General Counsel & Corporate Secretary

RESTRICTED STOCK UNIT
TERMS AND CONDITIONS
These Restricted Stock Unit Terms and Conditions (the “Terms and Conditions”) shall apply to each grant of Restricted Stock Units (as defined in the attached Grant Notice) by Welltower Inc., a Delaware corporation (the “Corporation”), to the Participant (as defined in the Grant Notice).
RECITALS:
A.The Participant is an employee of the Corporation.
B.The Corporation adopted the Welltower Inc. 2022 Long-Term Incentive Plan (the “Plan”) in order to provide select officers and key employees with incentives to achieve long-term corporate objectives. Capitalized terms used without definitions in these Terms and Conditions or in the Grant Notice shall have the meaning given to those terms in the Plan.
C.The Compensation Committee of the Corporation’s Board of Directors (the “Committee”) has decided that the Participant should be granted Restricted Stock Units subject to time-based vesting conditions, on the terms and conditions set forth in the Grant Notice and these Terms and Conditions and in accordance with the terms of the Plan.
D.The Restricted Stock Units granted to the Participant shall be payable in shares of the Corporation’s common stock, $1.00 par value per share (“Common Stock”), upon the satisfaction of the conditions set forth below and in accordance with the terms of the Plan.
E.The grant of the Restricted Stock Units has been made by the Corporation in consideration of the past and future services provided by the Participant to the Corporation and the various covenants and agreements contained in the Grant Notice and these Terms and Conditions.
1.Grant of Restricted Stock Units. The Corporation has granted to the Participant the Restricted Stock Units, subject to the transfer restrictions, vesting schedule and other conditions set forth in the Grant Notice, these Terms and Conditions and the Plan. Upon vesting, the Restricted Stock Units shall become issuable in shares of Common Stock. The Participant shall not be required to provide the Corporation with any payment (other than the Participant’s past and future services to the Corporation) in exchange for such Restricted Stock Units or in exchange for the issuance of shares of Common Stock upon the vesting and settlement of such Restricted Stock Units.
2.Vesting; When Restrictions Lapse. Section 2 of the Grant Notice contains the schedule for vesting and lapse of restrictions with respect to the Restricted Stock Units.
3.Restrictions on Delivery of Shares of Common Stock.
(a)The Participant shall not be entitled to the issuance of shares of Common Stock until such Restricted Stock Units have become vested. Further, the Participant shall not have any of the rights and privileges of a stockholder of the Corporation (including voting rights and the right to receive dividends) until the shares of Common Stock are issued to the Participant. The Corporation shall pay in cash to the Participant an amount equal to the dividends and other distributions paid on a Share (multiplied by the number of Restricted Stock Units then outstanding under this Grant) for which the record date occurred on or after the date that such Restricted Stock Units were granted and prior to the date on which shares of Common Stock are issued to the Participant (excluding dividends and distributions paid in the form of additional Shares).
(b)The Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Participant, and the underlying shares of Common Stock potentially issuable to the Participant under the Grant Notice and these Terms and Conditions may not be sold, transferred, assigned, pledged or otherwise encumbered by the Participant until such shares are so issued and cease to be subject to a risk of forfeiture or as otherwise permitted by the Plan or the Committee or its duly authorized delegate. Any attempt to dispose of the Participant’s Restricted Stock Units or shares of Common Stock issued thereunder in a manner contrary to the restrictions set forth in the Grant Notice and these Terms and Conditions and the Plan, except as authorized by the Committee or its duly authorized delegate, shall be ineffective, null and void.

(c)As a condition of receiving the Grant, whether or not the Participant receives any payment or other benefit under the Grant, the Participant shall comply with the following restrictive covenants.
(i)Protection of Confidential Information. Participant, both during employment with the Corporation and thereafter, shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below) except as may be required for Participant to perform in good faith his or her job responsibilities to the Corporation while employed by the Corporation. Upon Participant’s termination of employment, Participant shall return to the Corporation all Confidential Information and shall not retain any Confidential Information in Participant’s possession that is in written or other tangible form and shall not furnish any such Confidential Information to any third party, except as provided herein. Notwithstanding the foregoing, this Section 3(c)(i) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Participant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Section 3(c) or any other duty owed to the Corporation by Participant, (iii) is lawfully disclosed to Participant by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order Participant to disclose or make accessible any information or is voluntarily disclosed by Participant to law enforcement or other governmental authorities. Furthermore, in accordance with the Defend Trade Secrets Act of 2016, Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As used in this Grant, “Confidential Information” means, without limitation, any nonpublic confidential or proprietary information disclosed to Participant or known by Participant as a consequence of or through Participant’s relationship with the Corporation, in any form, including electronic media. Confidential Information also includes, but is not limited to, the Corporation’s business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation Participant may have relating to Confidential Information under any other agreement, promise or duty to the Corporation.
(ii)Non-Competition.
(i)In the course of the performance of Participant’s job responsibilities for the Corporation, Participant has obtained and will continue to obtain extensive and valuable knowledge and information concerning the Corporation’s business (including confidential information relating to the Corporation and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Accordingly, during employment with the Corporation and for the applicable Restricted Period (as defined below) following Participant’s termination of employment, Participant will not engage in any business activities on behalf of any enterprise which competes with the Corporation or any of its affiliates in the business of (i) ownership or operation of Health Care Facilities (as defined below); (ii) investment in or lending to Health Care Facilities (including to an owner or developer of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any consulting, advisory, research or planning or development services to Health Care Facilities.
(ii)As used in this Grant, “Restricted Period” means a period of one year for a Participant holding the title of Senior Vice President or above at the time of termination of employment and a period of six (6) months for a Participant holding the title of Vice President at the time of termination of employment. For any Participant holding a title below the level of Vice President (including but not limited to Assistant Vice President, Director or Manager), there shall be no post-employment Restricted Period.
(iii)As used in this Grant, “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, outpatient medical treatment facilities, medical office buildings, hospitals not excluded below, or any similar types of facilities or enterprises, but in any event excluding acute care hospitals or integrated health care delivery systems that include acute care hospitals.
(iv)Participant will be deemed to be engaged in such competitive business activities if Participant participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities. If Participant provides services to an enterprise that has some activities that compete with the Corporation or any of its affiliates in any area described above and other activities that do not compete with the Corporation or any of its affiliates in any of the areas described above, then so long as Participant provides services exclusively to the portion of such enterprise that does not compete with the Corporation and its affiliates, Participant will not be deemed to be engaged in a competitive business activity as described in this Section 3(c)(ii).
(iii)Non-Solicitation. During employment with the Corporation and for one year following the end of Participant’s employment with the Corporation, Participant, to the fullest extent not prohibited by applicable law, directly or indirectly, individually or on behalf of any other person or entity, including Participant, will not encourage, induce, attempt to induce, recruit, attempt to recruit, solicit or attempt to solicit or participate in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed or providing full-time services as a consultant at that time by the Corporation or any subsidiary or affiliate of the Corporation.
(iv)Non-Disparagement. At all times during and following Participant’s employment with the Corporation, Participant will not make, or direct anyone else to make on Participant’s behalf, any disparaging or untruthful remarks or statements, whether oral or written, about the Corporation, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Corporation. Participant will not make any direct or indirect written or oral statements to the press, television, radio, on social media or to, on or through other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Corporation, its affiliates or any of its officers or directors. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process or to law enforcement or other governmental authorities.
(v)Remedies. For the avoidance of doubt, any breach of any of the provisions in this Section 4 shall constitute a material breach by Participant. Among the remedies that the Corporation may pursue in the event that such breach occurs prior to the occurrence of a Change in Corporate Control, a Grant (including any vested portion of the Grant) and shares of Common Stock issued under this Grant to a Participant shall be subject to forfeiture in the event that a Participant breaches any provision of Section 3(c) herein. Notwithstanding any other provision of this Grant, by becoming entitled to receive any payments or other benefits under this Grant, Participant is deemed to have agreed that damages would be an inadequate remedy for the Corporation in the event of a breach or threatened breach by Participant of any of Sections 3(c)(i) through 3(c)(iv), inclusive. In the event of any such breach or threatened breach, and without relinquishing any other rights or remedies that the Corporation may have, including but not limited to the forfeiture or repayment by Participant of any payments or benefits otherwise payable or paid to Participant under this Grant, the Corporation may, either with or without pursuing any potential damage remedies and without being required to post a bond, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Participant from violating this Section 3(c) and requiring Participant to comply with its provisions. The Corporation may present this Section 3(c) to any third party with which Participant may have accepted employment, or otherwise entered into a business relationship, that the Corporation contends violates this Section 3(c), if the Corporation has reason to believe Participant has or may have breached a provision of this Section 3(c).

4.Issuance of Shares of Common Stock.
(a)As soon as practicable after any of the Restricted Stock Units vest, such Restricted Stock Units shall be settled in shares of Common Stock. The date on which such settlement of any Restricted Stock Units occurs shall be referred to herein as the “Issuance Date”. In no event shall the Issuance Date with respect to any vested Restricted Stock Units be later than 74 days after the applicable vesting date or on such later date as provided by the Committee; provided that, in the case of a determination required by Section 6 in connection with the end of the Participant’s employment, the Issuance Date shall generally be no later than 74 days after the date of the Participant’s termination of employment or on such later date as provided by the Committee.
(b)Except as otherwise provided in Section 7, the Corporation shall issue to the Participant (or the Participant’s estate or beneficiary, if applicable) a number of shares of Common Stock equal to the vested portion of the Restricted Stock Units on the Issuance Date. In addition, on the Issuance Date, the Corporation shall pay in cash to the Participant (or the Participant’s estate or beneficiary, if applicable) an amount equal to the Dividend Value (if any) multiplied by the number of shares of Common Stock issued pursuant to this Section 4(b) or Section 6 on such date. For purposes hereof, “Dividend Value” shall mean the aggregate amount of unpaid dividends and other distributions paid on one share of Common Stock for which the record date occurred on or after the Date of Grant set forth in the Grant Notice and prior to the date on which shares of Common Stock are issued to the Participant (excluding dividends and distributions paid in the form of additional Shares of Common Stock).
5.Tax Withholding. The Corporation shall have the authority to, and will, cause the required minimum tax withholding obligation (or such other rate that will not cause an adverse accounting consequence or cost) to be satisfied by withholding a number of shares of Common Stock to be issued to the Participant with an aggregate Fair Market Value that will satisfy the withholding amount due. The Corporation’s obligation to deliver stock certificates (or evidence of book entry) to the Participant is subject to and conditioned on tax withholding obligations being satisfied by the Participant or through the Corporation’s exercise of its withholding authority under these Terms and Conditions and the Plan.
6.Termination of Employment; Change in Corporate Control.
(a)(i)    If while this Grant is outstanding, the Participant’s employment with the Corporation is involuntarily terminated for “Cause”, or if the Participant voluntarily terminates his or her employment with the Corporation (other than after a Change in Corporate Control (as described in subsection (e) below) occurring after the Date of Grant or as provided in subsections (c) or (d) below), any portion of the Restricted Stock Units that has not yet been settled in shares of Common Stock (whether or not then vested) shall be forfeited.
(ii)    “Cause” for termination of the Participant’s employment for purposes of Section 6 means (a) if the Participant is a party to an employment agreement with the Corporation immediately prior to such termination, and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Corporation immediately prior to such termination or the Participant’s employment agreement does not define “Cause,” then “Cause” shall mean: (i) negligence or willful misconduct by the Participant in connection with the performance of his or her material duties as an employee of the Corporation or any Subsidiary; (ii) a breach by the Participant of any of his or her material duties as an employee of the Corporation or any Subsidiary, including but not limited to the provisions of Section 3(c) herein; (iii) conduct by the Participant against the best interests of the Corporation or any Subsidiary, including but not limited to a material act of embezzlement or misappropriation of corporate assets, or a material act of statutory or common law fraud against the Corporation, any Subsidiary or the employees of either the Corporation or any Subsidiary; (iv) conviction of, or plea of nolo contendere to, any crime that is a felony, involves moral turpitude, or was committed in connection with the performance of Participant’s job responsibilities for the Corporation; (v) indictment of the Participant of a felony or a misdemeanor involving moral turpitude and such indictment has a material adverse effect on the interests or reputation of the Corporation or any Subsidiary; (vi) the intentional and willful failure by Participant to substantially perform his or her job responsibilities to the Corporation (other than any such failure resulting from Participant’s incapacity due to physical or mental disability) after a demand for substantial performance is made by the Corporation; (vii) the failure by Participant to satisfactorily perform his or her job responsibilities to the Corporation (other than any such failure resulting from Participant’s incapacity due to physical or mental disability); or (viii) a breach by Participant of any of the Corporation’s policies and procedures, including but not limited to the Corporation’s Code of Business Conduct & Ethics.

(b)If the Participant’s employment is terminated involuntarily without Cause, including an involuntary termination without Cause as a result of the Corporation’s election not to extend the term of the Participant’s employment agreement, vesting shall be accelerated and no Restricted Stock Units shall be forfeited. If the event of a Change in Corporate Control, if the successor company (or a subsidiary thereof) does not assume, convert, continue or otherwise replace the Grant on proportionate and equitable terms, vesting shall be accelerated and no Restricted Stock Units shall be forfeited.
(c)If the termination of the Participant’s employment occurs as a result of the Participant’s death, vesting shall be accelerated and no Restricted Stock Units shall be forfeited.
(d)If the termination of the Participant’s employment occurs after a finding of the Participant’s Disability, or as a result of Retirement, vesting shall be accelerated and no Restricted Stock Units shall be forfeited.
(e)For purposes of this Section 6, if the Participant has an employment agreement, a “Change in Corporate Control” shall have the meaning set forth in the Participant’s employment agreement. To the extent that there is a conflict between the definition set forth in the Participant’s employment agreement and the definition set forth in the Plan, the definition of “Change in Corporate Control” set forth in the Participant’s employment agreement shall control. If the Participant does not have an employment agreement, then “Change in Corporate Control” shall have the meaning set forth in the Plan.
7.Securities Laws. The Corporation may from time to time impose such conditions on the vesting of the Restricted Stock Units, and/or the issuance of shares of Common Stock upon vesting, as it deems necessary or advisable to ensure that any grant of the Restricted Stock Units and issuance of shares of Common Stock under these Terms and Conditions, the Grant Notice and the Plan will satisfy the applicable requirements of all applicable laws, including applicable federal and state securities laws. Such conditions may include, without limitation, the partial or complete suspension of the right to receive shares of Common Stock until the Common Stock has been registered under the Securities Act of 1933, as amended. In all events, if the issuance of any shares of Common Stock is delayed by application of this Section 7, such issuance shall occur as soon as administratively reasonable following the earliest date on which it would not violate applicable law.
8.Grant Not to Affect Employment. None of the Grant Notice, these Terms and Conditions or the Grant of Restricted Stock Units shall confer upon the Participant any right to continued employment with the Corporation. Neither the Grant Notice nor these Terms and Conditions shall in any way modify or restrict any rights the Corporation may have to terminate such Participant’s employment.
9.Adjustments to Award. In the event of any change or changes in the outstanding Common Stock, including by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or any similar transaction, the Restricted Stock Units granted to the Participant under the Grant Notice and these Terms and Conditions shall be adjusted by the Committee pursuant to the Plan in such manner as the Committee deems appropriate to prevent substantial dilution or enlargement of the rights granted to the Participant.
10.Miscellaneous.
(a)The Grant Notice and these Terms and Conditions may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.
(b)The terms of the Grant Notice and these Terms and Conditions may be amended, modified or waived by the Corporation; provided, however, that the Participant must consent to any amendment or modification (but not waiver) that adversely affect the Participant’s rights under the Grant.
(c)The provisions of the Plan are hereby made a part of the Grant Notice and these Terms and Conditions. In the event of any conflict between the provisions of the Grant Notice or these Terms and Conditions and those of the Plan, the provisions of the Plan shall control.

(d)The Restricted Stock Units granted under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under the exemption for “short-term deferrals” under Treasury Regulation Section 1.409A-1(b)(4), and shall be interpreted in a manner consistent with the requirements for such exemption. To the extent that changes are necessary to ensure that the Restricted Stock Units and any related dividend equivalent rights comply with any additional requirements for any exemption for which such Restricted Stock Units may be eligible that may be imposed by future IRS guidance on the application of Section 409A of the Code, the Participant and the Corporation agree to cooperate and work together in good faith to timely amend Grant Notice or these Terms and Conditions so that the Restricted Stock Units and dividend equivalent rights will not be treated as deferred compensation subject to the requirements of Section 409A of the Code.
(e)The validity, performance, construction and effect of the Grant Notice and these Terms and Conditions shall be governed by the laws of the State of Ohio, without giving effect to principles of conflicts of law; provided, however, that matters of corporate law, including the issuance of shares of Common Stock, shall be governed by the Delaware General Corporation Law.